Exhibit 10.1

SUMTOTAL SYSTEMS

EXECUTIVE AND MANAGEMENT BONUS PLAN

2009

SECTION 1 - INTRODUCTION

Plan Objectives

The goal of SumTotal Systems’ Executive and Management Bonus Plan (the “Plan”) is to enhance and reinforce the goals of SumTotal Systems (the “Company”) by providing Participants with additional financial incentives and rewards for attainment of such goals. Final approval of the payment of any awards made under the Plan, including without limitation resolution of any dispute under this Plan, is subject to the sole discretion of, for Section 16 officers, the Compensation Committee of the Board of Directors (“Compensation Committee”) and for all other participants, the Chief Executive Officer.

Effective Date

The Plan is effective for the year beginning January 1, 2009 and ending December 31, 2009.

SECTION 2 - DEFINITIONS

Definitions of terms as used throughout this Plan document are as follows:

•	“Quarter” means the three-month period coinciding with the Company’s fiscal quarters.

•	“Year” means the twelve-month period coinciding with the Company’s annual fiscal year.

•

(defined above) “ Participant(s)” means an employee, or employees, as the case may be, designated and approved by the Compensation Committee and/or the Chief Executive Officer to participate in the Plan.

•	“Total Bookings” is the number published in the final bookings report.

•	“RoD Subscription Bookings (LMS)” is the number published in the final bookings report for Learning Management RoD product, excluding services and renewals.

•	“RoD Subscription Bookings (PM)” is the number published in the final bookings report for Performance Management RoD product, excluding services and renewals

•	Cash Flow from Operations is the number published as the net cash provided by operating activities in the Cash Flow Statement of the financials.

•	The definition of any terms herein in the singular shall also include the plural.

•	This Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and shall be construed and administered in accordance with such intention.

SECTION 3 - PLAN ADMINISTRATION

Administration

The Plan shall be administered by the Chief Executive Officer, and, in the case of Section 16 Officers, by the Compensation Committee.

Participation

Participation in the Plan shall be limited to regular employees of the Company. In selecting participants, the Chief Executive Officer and/or the Compensation Committee shall consider an individual’s position and potential impact on the Company’s business results and performance. A Participant who joins the plan during the Year will have his bonus award prorated to be effective on the first day of the month following their eligibility to participate in the Plan.

Bonus Awards

A bonus fund shall be established for purposes of determining the total award allocations to each Participant. Computation of the total bonus pool is described in Section 4 of this Plan. Each Participant award is determined based on the Participant’s target incentive percentage of base salary and the achievement of company financial goals as discussed in Section 4.

Payment of Bonuses

Normal Payment. The bonus is not considered earned until the last day of the applicable quarter. In order to receive a payout under the Plan, the Participant receiving the payout must be an active employee on the last day of the applicable quarter. If termination of employment occurs for any reason other than death, disability, or approved leave of absence, no bonus shall be deemed earned for the Plan period in which such termination occurs.”

Payment of 2009 Bonuses, in the U.S. only, shall be made 50% in cash and 50% in restricted stock units, which vest immediately.

Payment Under Conditions of Approved Leave of Absence, Death or Disability. If an employee is on an approved Leave of Absence (subject to SumTotal’s Leave of Absence policy), death or disability, either during the quarter or the year in which a payment is made, or on the date of a Plan payment, such Participant shall be deemed to have earned a proportionate share of what would otherwise be that period’s actual bonus. The amount of such award shall be the amount which would have been earned had the Participant been actively working for the Company during the full period, multiplied by a fraction, the numerator of which is the number of days that the Participant was actively at work during that award period and the denominator of which is the number of days in that full award period. If the Participant is actively working through the full period, but dies, becomes disabled or is on an approved Leave of Absence from a date following the full period through the date of a Plan payment, the Participant shall receive the same payment as if the Participant was working actively for the Company on the date of such Plan payment.

Payment Under Conditions of Termination. The right to participate in this Plan will become void upon termination of employment for any reason, except as specifically set forth effective as of the last day of employment.

Participant Transfer. If a Participant is transferred to another position within the Company during the quarter or year, and experiences a change in his eligibility to participate in this Plan, partial awards will be made based on a pro rata determination as described in this section.

Timing of Payment. Notwithstanding anything in the Plan to the contrary, bonus payments shall in no event be paid after the later of (i) March 15 following the calendar year in which such bonus is earned or (ii) the 15th day of the 3rd month following the close of the Company’s fiscal year in which such bonus is earned. This Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and the Participants agree to work together in good faith to consider amendments to this Plan and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Participants under Section 409A.

Plan Changes

The Chief Executive Officer, or in the case of Section 16 Officers, the Compensation Committee, reserves the right to amend, revoke, or terminate this plan or any portion of it, at any time, for any reason whatsoever, with or without cause or advance notice. Payouts may not be made under this Plan at any time if, in the sole discretion of the Chief Executive Officer or Compensation Committee, the overall performance of the Company does not warrant the payment of these awards.

Other Conditions

Right of Assignment. No Participant may sell, assign, transfer, discount, or pledge as collateral for a loan or otherwise anticipate his right to any distribution under this plan. In the event of a Participant’s death, payment shall be made to the Participant’s designated beneficiary, or in the absence of such designation, to the Participant’s estate.

Right of Employment. Nothing in this Agreement alters the “at will” nature of every Participant’s employment. In other words, a Participant or the Company may terminate a Participant’s employment relationship for any reason or for no reason, with or without cause or advance notice.

Withholding for Taxes. The Company shall have the right, and the Participant consents, to deduct from all payments under this Plan any federal or state taxes or other payroll withholdings as required by law to be withheld with respect to such payments.

SECTION 4 - OPERATING RULES

Plan Design

The Plan is based 100% on financial indicators as defined below. The targets and the payouts are cumulative on a quarter-by-quarter basis. For instance, the payout for the second quarter is based on the cumulative results for the first and second quarters, less any amount paid for the first quarter results. There will be no payouts in excess of 100% of year-to-date targets during the first three quarters. Any additional bonus beyond the 100% target will be paid as part of the fourth quarter payment.

In the event of the failure to achieve the thresholds set forth in the Plan, the Chief Executive Officer or in the case of Section 16 Officers, the Compensation Committee, may in its sole discretion, approve payment of bonuses.

The bonus will be paid on a quarterly basis based on the following indicators and weightings:

•	25% RoD Subscription Bookings (LMS)

•	25% RoD Subscription Bookings (PM)

•	25% Total Bookings

•	25% Cash Flow from Operations

Plan Payout based on achieving the following levels for RoD Subscriptions (LMS), RoD Subscriptions Bookings for (PM), Total Bookings and Cash Flow from Operations.

•	Achieve less than 80% of plan 0% payout

•	Achieve 80% of plan 50% payout

•	Achieve 100% of plan 100% payout

•	Straight-line payout between 80-100% of plan.

Each financial indicator stands on its own for purposes of assessing quarterly results however, no payment of any financial indicator will be made if cash flow from operations is not positive.

If the Corporate Financial Performance exceeds 100% in all of the elements (all bookings indicator and cash flow from operations) then the payout is increased up to a maximum of 140% payout at 120% achievement.

EXAMPLE AT 100% OF TARGET

Assumptions:	$100,000 base salary, 25% target bonus (0.25 x $100,000=$25,000) Target met at 100% for each indicator

Indicator	Per Quarter Maximum	Annual Total Maximum
RoD Subscription Bookings LMS 25%	$1,562.50	$6,250.00
RoD Subscription Bookings PM 25%	$1,562.50	$6,250.00
Total Bookings 25%	$1,562.50	$6,250.00
Cash Flow from Operations 25%	$1,562.50	$6,250.00
Total Business Financials Bonus Target	$6,250.00	$25,000.00

Note: In the U.S.  1/2 of the bonus will be paid in Restricted Stock Units, vested immediately.